Exhibit 15

November 10, 2009

To the Board of Directors and Shareholders

of Limited Brands, Inc.:

We are aware of the incorporation by reference in the following Registration Statements:

Registration Statement (Form S-3 ASR No. 333-146420)

Registration Statement (Form S-8 No. 33-49871)

Registration Statement (Form S-8 No. 333-110465)

Registration Statement (Form S-8 No. 333-04927)

Registration Statement (Form S-8 No. 333-04941)

Registration Statement (Form S-8 No. 333-118407)

Registration Statement (Form S-8 No. 333-161841);

of Limited Brands, Inc. of our report dated September 4, 2009, except for Note 20 as to which the date is November 10, 2009, relating to the unaudited consolidated interim financial statements of Limited Brands, Inc. and its subsidiaries included in the Current Report (Form 8-K) dated November 10, 2009.

/s/ Ernst & Young LLP

Columbus, Ohio